Exhibit (a)(5)(A)

News Release

FOR RELEASE –– APRIL 7, 2016

Corning to Acquire Alliance Fiber Optic Products, Inc.

Acquisition to support Corning’s plan for growth in cloud data center market

CORNING, N.Y., AND SUNNYVALE, CALIF. — Corning Incorporated (NYSE: GLW) and Alliance Fiber Optic Products, Inc. (Nasdaq: AFOP) announced today that they have entered into a definitive merger agreement under which Corning will acquire Alliance Fiber Optic Products, Inc.

Under terms of the agreement, Corning will make an all-cash tender offer to acquire all of the outstanding common shares of Alliance Fiber Optic Products, Inc. (AFOP) for $18.50 per share, representing a transaction value of approximately $305 million.

AFOP designs and manufactures high-performance passive optical components. These products are used by cloud data-center operators and leading datacom and telecom OEMs (original equipment manufacturers). These components are used in several of Corning’s existing connectivity solutions. AFOP, founded in 1995 and headquartered in Sunnyvale, California, has manufacturing and product development capabilities in the U.S., Taiwan and China.

Upon closing of the acquisition, Corning will integrate AFOP into its Optical Communications business segment. Corning expects the acquisition to expand its market access to cloud data-center operators and OEMs, broaden its presence in Asia, and provide product and cost synergies. Corning expects the acquisition to be accretive to its earnings per share during the first year.

“Combining AFOP’s components expertise with Corning’s broad portfolio of connectivity solutions further strengthens our position in the high-growth, cloud data-center market segment,” said Clark S. Kinlin, executive vice president, Corning Optical Communications. “And, it adds additional products that Corning can offer our broad customer base while providing an opportunity for manufacturing synergies.”

Peter C. Chang, AFOP founder and CEO, commented, “We are excited to join forces with Corning. We believe Corning’s scale provides an excellent platform for our products to access a broader customer base and drive a higher level of growth than we would be able to achieve as a standalone company. Our board believes that this transaction is in the best interests of our stockholders and provides our stockholders with substantial cash value for their investment. In addition, we believe becoming part of a larger company with Corning’s strong track record benefits both our employees and customers.”

© 2016 Corning Incorporated. All Rights Reserved.

Corning to Acquire Alliance Fiber Optic Products, Inc.
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The offer price represents a 32% premium to the one month average closing price prior to the announcement and a 20% premium to the closing price on April 7, 2016. The tender offer is expected to commence within the next 10 business days and will be followed by a merger, in which all the shares of AFOP common stock that have not been tendered into the tender offer (other than shares for which appraisal rights have been properly exercised) will be converted into the right to receive $18.50 in cash per share.

The boards of directors of both companies have approved the transaction, which is expected to be completed in the second quarter 2016. The completion of the tender offer is subject to the satisfaction of customary closing conditions, including that a majority of the outstanding shares of common stock of AFOP (calculated on a fully diluted basis) are tendered into the tender offer and regulatory review.

Forward-Looking and Cautionary Statements
This press release contains certain “forward-looking statements” within the meaning of U.S. federal securities laws, including with respect to the parties’ plans for closing the transaction, the commencement and completion of Corning’s proposed tender offer for AFOP common shares, Corning’s plans with respect to integration of AFOP following the transaction, the resulting impact upon Corning’s business, statements concerning the benefits of the transaction including to stockholders and customers, including the impact of the acquisition on Corning’s future financial and operating results, plans and expectations and anticipated future events and expectations that are not historical facts.  We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties including the receipt of necessary approvals, and other risk factors that each of Corning and AFOP identify in their most recent annual reports on Form 10-K.  Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the tender offer and the subsequent merger, uncertainties as to how many of AFOP’s stockholders will tender their shares of common stock in the tender offer, the risk that competing offers or acquisition proposals will be made, the possibility that various conditions to the consummation of the offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the merger, the effects of disruption from the transactions on AFOP’s or Corning’s businesses and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with customers or employees.  Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release.  These forward-looking statements speak only as of the day that they are made, and neither Corning nor AFOP undertake any obligation to update them in light of new information or future events.

Notice to Investors
This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of AFOP common stock described in this press release has not commenced. At the time the offer is commenced an indirect, wholly owned subsidiary of Corning will file a tender offer statement on Schedule TO with the Securities and Exchange Commission and AFOP will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Once filed, those materials will be made available to AFOP security holders at no expense to them from the information agent named in the tender offer materials. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov.

© 2016 Corning Incorporated. All Rights Reserved.

Corning to Acquire Alliance Fiber Optic Products, Inc.
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About Corning Incorporated
Corning (www.corning.com) is one of the world’s leading innovators in materials science. For more than 160 years, Corning has applied its unparalleled expertise in specialty glass, ceramics, and optical physics to develop products that have created new industries and transformed people’s lives. Corning succeeds through sustained investment in R&D, a unique combination of material and process innovation, and close collaboration with customers to solve tough technology challenges. Corning’s businesses and markets are constantly evolving. Today, Corning’s products enable diverse industries such as consumer electronics, telecommunications, transportation, and life sciences. They include damage-resistant cover glass for smartphones and tablets; precision glass for advanced displays; optical fiber, wireless technologies, and connectivity solutions for high-speed communications networks; trusted products that accelerate drug discovery and manufacturing; and emissions-control products for cars, trucks, and off-road vehicles.

About Alliance Fiber Optic Products Inc.
Founded in 1995, Alliance Fiber Optic Products Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP’s products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP’s website is located at http://www.afop.com.

© 2016 Corning Incorporated. All Rights Reserved.

Corning to Acquire Alliance Fiber Optic Products, Inc.
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Corning Media Relations Contacts:
Joseph Dunning
(607) 974-5006
dunningjm@corning.com

Isolde Karro
(828) 901-6406
karroI@corning.com

Corning Investor Relations Contact:
Ann H.S. Nicholson
(607) 974-6716
nicholsoas@corning.com

Alliance Fiber Optic Products Inc. Contact:
Keting Lin
Investor Relations Associate
408-736-6900 ext.188
klin@afop.com

© 2016 Corning Incorporated. All Rights Reserved.